Exhibit 99.1

PRESS RELEASE	551 Fifth Avenue Suite 300 New York, NY 10176

Contact:
Investors & Analysts:	David Farwell (212) 297-9792 dfarwell@abm.com	Media:	Tony Mitchell (212) 297-9828 tony.mitchell@abm.com
ABM INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010
FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND
Company Achieves Cash Flow from Continuing Operations of Nearly $141 Million for 2010
Increases Quarterly Dividend

	Quarter Ended			Year Ended
	October 31,		Increase	October 31,		Increase
(in millions, except per share data)	2010	2009	(Decrease)	2010	2009	(Decrease)

Revenues	$901.4	$868.0	3.8%	$3,495.7	$3,481.8	0.4%
Net cash provided by continuing operating activities	$67.8	$68.6	(1.2)%	$140.7	$121.3	16.1%

Net Income	$21.8	$15.0	45.2%	$64.1	$54.3	18.1%
Net income per diluted share	$0.41	$0.29	41.4%	$1.21	$1.05	15.2%

Adjusted EBITDA	$47.9	$41.3	16.1%	$155.9	$145.5	7.2%

Income from continuing operations	$21.4	$15.3	40.2%	$63.9	$55.5	15.1%
Income from continuing operations per diluted share	$0.41	$0.29	41.4%	$1.21	$1.07	13.1%

Adjusted income from continuing operations	$22.6	$20.8	9.0%	$70.5	$68.8	2.5%
Adjusted income from continuing operations per diluted share	$0.43	$0.39	10.3%	$1.34	$1.33	0.8%
(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted Income from Continuing Operations”, and “Adjusted Income from Continuing Operations per Diluted Share”. Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

NEW YORK, NY — December 15, 2010 — ABM Industries Incorporated (NYSE:ABM) today announced revenues for the fourth quarter of fiscal year 2010 of $901.4 million compared to fourth quarter of fiscal year 2009 revenues of $868.0 million. Net income for the fourth quarter of fiscal year 2010 was $21.8 million, a 45.2% increase from $15.0 million in the fourth quarter of fiscal year 2009. Net income per diluted share for the fourth quarter of fiscal year 2010 increased 41.4% to $0.41 compared to net income per diluted share of $0.29 in the fourth quarter of fiscal year 2009. Net income for the fourth quarter of fiscal year 2010 included $1.2 million after-tax expense, primarily related to insurance expense for prior-year claims. Net income for the fourth quarter of fiscal year 2009 included $5.5 million after-tax expense for corporate initiatives and insurance expense related to prior years. In addition, the fourth quarter of fiscal year 2009 included a tax credit of $2.8 million.
“The Company’s fourth quarter results delivered a strong finish to the fiscal year,” said Henrik Slipsager, president and chief executive officer, ABM Industries Incorporated. “Revenues increased nearly 4% as the Company produced year-over-year growth for the first time in several quarters, including revenues generated from our acquisitions during the fiscal year. We are seeing signs of improvement in our organic growth. Improving revenues, combined with effective management of costs, produced double-digit earnings gains in the fourth quarter as net income increased 45% year-over-year.”
“As a result of our ongoing focus on controlling costs to improve margins and sustain profitability, adjusted EBITDA increased 16% compared to the year-ago quarter. SG&A for the quarter decreased more than 7% year-over-year, driven primarily by lower IT costs, and we continue to reduce these expenses as a percentage of revenues. Further, our days sales outstanding declined to 47 days. The combination of our aggressive focus on increased profitability, lower long-term receivables and other assets and tax benefits from the OneSource acquisition helped generate a record $141 million in net cash flow from continuing operations in 2010.”
“All four Divisions produced year-over-year revenue increases, a positive direction in what remains a slow economy. Parking grew revenues by more than 13% in the quarter and Security revenues increased 6%. Janitorial revenues are trending better, increasing 1.3% from the year-ago quarter and 2.4% sequentially. These three Divisions generated additional sales in the quarter from key acquisitions earlier in the fiscal year. Engineering continued its upward growth with a 7.5% rise in revenues in the fourth quarter. All of our Divisions continue to do an exceptional job of mitigating the impact of the economy through rigorous cost reductions and a sharp focus on profitability. These efforts are yielding positive results as operating profit for the Divisions increased by almost 6% from the year-ago quarter.”
Income from continuing operations for the fourth quarter of fiscal year 2010 was $21.4 million ($0.41 per diluted share) compared to $15.3 million ($0.29 per diluted share) in the year-ago quarter. Excluding items impacting comparability, adjusted income from continuing operations was $22.6 million, or $0.43 per diluted share, for the fourth quarter of fiscal year 2010. This compares to adjusted income from continuing operations of $20.8 million, or $0.39 per diluted share, in the fourth quarter of fiscal year 2009.
The Company reported revenues for the fiscal year ended October 31, 2010 of $3.5 billion, flat compared to year-ago revenues. Net income for fiscal year 2010 was $64.1 million, an increase of 18.1% compared to $54.3 million for fiscal year 2009. Net income per diluted share for fiscal year 2010 was $1.21 per diluted share compared to $1.05 per diluted share for fiscal year 2009. Income from continuing operations for fiscal year 2010 was $63.9 million, or $1.21 per diluted share, compared to $55.5 million, or $1.07 per diluted share, for fiscal year 2009. Adjusted income from continuing operations for fiscal year 2010 was $70.5 million, or $1.34 per diluted share, compared to $68.8 million, or $1.33 per diluted share, for fiscal year 2009. Adjusted EBITDA for fiscal year 2010 was $155.9 million compared to $145.5 million for fiscal year 2009.

On December 1, the Company announced that it had acquired The Linc Group, LLC for $300 million in cash. Linc is a premier provider of end-to-end integrated facilities services that improve operating efficiencies, reduce energy consumption and lower overall operational costs of critical facilities, installations and buildings in the government, commercial and residential sectors. During the fourth quarter, on October 1, the Company also expanded its Parking Division with the acquisition of select assets from the L&R Group of Companies.
Slipsager concluded: “The Linc acquisition is transformational. This transaction greatly expands our client base in engineering and energy services to seize upon the significant growth opportunities in these key markets. During the fourth quarter, we also expanded our national parking operations with the assets from L&R and, earlier in the fiscal year, added new clients and services through the acquisition of Diversco. Both the L&R and Diversco assets are being successfully integrated and are already contributing to additional sales and profitability. Improving revenue trends, as we saw in the fourth quarter, combined with the sales contribution of these key acquisitions, should bring a return to consistent revenue growth. Our strategic actions, operational results and strong cash flow during the fiscal year give us clear momentum and a solid foundation for growth in 2011.”
The Company also announced that the Board of Directors has declared a first quarter cash dividend of $0.14 per common share, which is nearly a 4% increase, payable on February 7, 2011 to stockholders of record on January 6, 2011. This will be ABM’s 179th consecutive quarterly cash dividend.
Guidance
As a result of transaction and integration costs as well as other unique items, the Company estimates that income from continuing operations per diluted share for the full 2011 fiscal year will be in the range of $1.23 to $1.33 and adjusted income from continuing operations per diluted share, for the same period, of $1.43 to $1.53. Factors expected to influence full fiscal year 2011 results include: The Linc Group acquisition will be slightly accretive, with no accretion in the first quarter. The Company expects transaction and integration expense for the full fiscal year of $8 million to $10 million pre-tax. There also will be one additional work day of labor expense for 2011 compared to the prior year, with a pre-tax impact of $4 million to $5 million, primarily on Janitorial fixed-price contracts. This includes one additional work day in the first quarter of 2011. The refinancing of the Company’s credit facility is expected to increase year-over-year interest expense in the range of $10 million to $12 million pre-tax.
Earnings and Investor Briefing Webcasts
On Thursday, December 16, 2010 at 9:00 a.m. (EST), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik Slipsager and Executive Vice President and Chief Financial Officer James Lusk relating to fourth quarter and fiscal year 2010 financial results. A supplemental presentation related to earnings and operations will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website (www.abm.com) by clicking on the “Presentations” tab.
Immediately following the fourth quarter and fiscal year 2010 presentation, ABM will host an Investor Briefing for investors and analysts to review the Company’s perspective and outlook for 2011, to discuss the recent acquisition of The Linc Group and the growth opportunity it presents and to review the Company’s 2010-2014 strategy. The Investor Briefing will take place at the Sofitel New York, located at 44 West 44th Street, and will be webcast.
In addition to Mr. Slipsager and Mr. Lusk, ABM management presenting at the Investor Briefing will include: Tracy Price, Executive Vice President and President, ABM Engineering, and David Farwell, Senior Vice President, Investor Relations. Executive Vice Presidents James McClure and Steven Zaccagnini also will be in attendance.

Management will respond to questions from the live audience as well as to questions submitted via the webcast. Details on how to submit questions will be provided during the webcast. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website (www.abm.com) by clicking on the “Presentations” tab.
Both webcasts will be accessible at:
http://investor.abm.com/eventdetail.cfm?EventID=89590
Listeners are asked to be online at least 15 minutes prior to the webcast relating to earnings to register, as well as to download and install any complimentary audio software that might be required. Following the session, the webcasts will be available at this URL for a period of 90 days.
Telephonic replays of both events will be accessible during the period from two hours to seven days after the call by dialing 800-642-1687 and then entering ID # 29997786.
About ABM Industries Incorporated
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is a leading provider of facility services. With fiscal 2010 revenues of approximately $3.5 billion and more than 95,000 employees, ABM provides janitorial, facility, engineering, parking and security services for thousands of commercial, industrial, government and retail clients across the United States and various international locations. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking and ABM Security Services. For more information, visit www.abm.com.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. Factors that could cause actual results to differ include but are not limited to the following: (1) risks relating to our acquisition of The Linc Group LLC (“Linc”) and our acquisition strategy may adversely impact our results of operations; (2) intense competition can constrain our ability to gain business, as well as our profitability; (3) we are subject to volatility associated with high deductibles for certain insurable risks; (4) an increase in costs that we cannot pass on to clients could affect our profitability; (5) we provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days’ notice; (6) our success depends on our ability to preserve our long-term relationships with clients; (7) we incur significant accounting and other control costs that reduce profitability; (8) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (9) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (10) the financial difficulties or bankruptcy of one or more of our major clients could adversely affect results; (11) we are subject to risks relating to foreign currency fluctuations and foreign exchange exposure; (12) our ability to operate and pay our debt obligations depends upon our access to cash; (13) because ABM conducts business operations through operating subsidiaries, we depend on those entities to generate the funds necessary to meet financial obligations; (14) that portion of our revenues which are generated from international operations are subject to political risks and changes in socio-economic conditions, laws and regulations, including labor, monetary and fiscal policies, which could negatively impact our ability to operate and grow our business in the international arena; (15) certain future declines or fluctuations in the fair value of our investments in auction rate securities that are deemed other-than-temporarily impaired could negatively impact our earnings; (16) uncertainty in the credit markets and the financial services industry may impact our ability to collect receivables on a timely basis and may negatively impact our cash flow; (17) any future increase in the level of debt or in interest rates can affect our results of operations; (18) an impairment charge could have a material adverse effect on our financial condition and results of operations; (19) we are defendants in several class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (20) since we are an attractive employer for recent émigrés to this country and many of our jobs are filled by such, changes in immigration laws or enforcement actions or investigations under such laws could significantly and adversely affect our labor force, operations and financial results and our reputation; (21) labor disputes could lead to loss of revenues or expense variations; (22) federal health care reform legislation may adversely affect our business and results of operations; (23) we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and (24) natural disasters or acts of terrorism could disrupt our services. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2009 and in other reports we file from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the fourth quarter and fiscal years 2010 and 2009. The Company also presents guidance for fiscal year 2011, as adjusted. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends and ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the fourth quarter and fiscal years 2010 and 2009. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)
###

Financial Schedules
ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands, except per share data)	2010	2009	(Decrease)

Revenues	$901,373	$868,005	3.8%
Expenses
Operating	803,719	778,834	3.2%
Selling, general and administrative	58,783	63,245	(7.1)%
Amortization of intangible assets	3,113	2,929	6.3%

Total expenses	865,615	845,008	2.4%

Operating profit	35,758	22,997	55.5%
Interest expense	1,098	1,428	(23.1)%

Income from continuing operations before income taxes	34,660	21,569	60.7%
Provision for income taxes	13,222	6,283	110.4%

Income from continuing operations	21,438	15,286	40.2%
Income (Loss) from discontinued operations, net of taxes	368	(263)	NM *

Net Income	$21,806	$15,023	45.2%

Net Income Per Common Share — Basic
Income from continuing operations	$0.42	$0.30	40.0%
Loss from discontinued operations	—	(0.01)	NM *

Net Income	$0.42	$0.29	44.8%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.41	$0.29	41.4%
Loss from discontinued operations	—	—	NM *

Net Income	$0.41	$0.29	41.4%

*	Not Meaningful

Average Common And Common Equivalent Shares
Basic	52,490	51,609
Diluted	53,369	52,419

Dividends Declared Per Common Share	$0.135	$0.130

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Year Ended October 31,		Increase
(In thousands, except per share data)	2010	2009	(Decrease)

Revenues	$3,495,747	$3,481,823	0.4%
Expenses
Operating	3,134,018	3,114,699	0.6%
Selling, general and administrative	241,526	263,633	(8.4)%
Amortization of intangible assets	11,364	11,384	(0.2)%

Total expenses	3,386,908	3,389,716	(0.1)%

Operating profit	108,839	92,107	18.2%
Credit losses on auction rate security:
Gross other-than-temporary impairment losses (“OTTI”)	—	3,695	NM *
OTTI recognized in earnings (other comprehensive income)	127	(2,129)	NM *
Interest expense	4,639	5,881	(21.1)%

Income from continuing operations before income taxes	104,073	84,660	22.9%
Provision for income taxes	40,203	29,170	37.8%

Income from continuing operations	63,870	55,490	15.1%
Income (Loss) from discontinued operations, net of taxes	251	(1,197)	NM *

Net Income	$64,121	$54,293	18.1%

Net Income Per Common Share — Basic
Income from continuing operations	$1.23	$1.08	13.9%
Loss from discontinued operations	—	(0.02)	NM *

Net Income	$1.23	$1.06	16.0%

Net Income Per Common Share — Diluted
Income from continuing operations	$1.21	$1.07	13.1%
Loss from discontinued operations	—	(0.02)	NM *

Net Income	$1.21	$1.05	15.2%

*	Not Meaningful

Average Common And Common Equivalent Shares
Basic	52,117	51,373
Diluted	52,908	51,845

Dividends Declared Per Common Share	$0.54	$0.52

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended October 31,
(In thousands)	2010	2009
Net cash provided by continuing operating activities	67,787	68,619
Net cash provided by (used in) discontinued operating activities	1,787	(4,213)

Net cash provided by operating activities	$69,574	$64,406

Net cash used in investing activities	$(39,928)	$(5,174)

Proceeds from exercises of stock options (including income tax benefit)	5,210	3,125
Dividends paid	(7,101)	(6,720)
Borrowings from line of credit	149,500	113,000
Repayment of borrowings from line of credit	(159,000)	(136,500)
Changes in book cash overdrafts	(11,711)	(21,557)

Net cash used in financing activities	$(23,102)	$(48,652)

	Year Ended October 31,
(In thousands)	2010	2009
Net cash provided by continuing operating activities	140,746	121,255
Net cash provided by discontinued operating activities	9,118	19,616

Net cash provided by operating activities	$149,864	$140,871

Net cash used in investing activities	$(87,860)	$(37,467)

Proceeds from exercises of stock options (including income tax benefit)	11,376	6,331
Dividends paid	(28,152)	(26,727)
Borrowings from line of credit	448,000	638,000
Repayment of borrowings from line of credit	(480,000)	(695,500)
Changes in book cash overdrafts	(7,935)	(18,096)

Net cash used in financing activities	$(56,711)	$(95,992)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,	October 31,
(In thousands)	2010	2009

Assets
Cash and cash equivalents	$39,446	$34,153
Trade accounts receivable, net	450,513	445,241
Prepaid income taxes	1,498	13,473
Current assets of discontinued operations	4,260	10,787
Prepaid expenses	41,306	38,781
Notes receivable and other	20,402	21,374
Deferred income taxes, net	46,193	52,171
Insurance recoverables	5,138	5,017

Total current assets	608,756	620,997
Non-current assets of discontinued operations	1,392	4,567
Insurance deposits	36,164	42,500
Other investments and long-term receivables	4,445	6,240
Deferred income taxes, net	51,068	63,444
Insurance recoverables	70,960	67,100
Other assets	37,869	32,446
Investments in auction rate securities	20,171	19,531
Property, plant and equipment, net	58,088	56,892
Other intangible assets, net	65,774	60,199
Goodwill	593,983	547,237

Total assets	$1,548,670	$1,521,153

Liabilities
Trade accounts payable	$78,928	$84,701
Accrued liabilities
Compensation	89,063	93,095
Taxes — other than income	17,663	17,539
Insurance claims	77,101	78,144
Other	70,048	66,279
Income taxes payable	977	1,871
Current liabilities of discontinued operations	71	1,065

Total current liabilities	333,851	342,694
Income taxes payable	29,455	17,763
Line of credit	140,500	172,500
Retirement plans and other	34,626	32,963
Insurance claims	271,213	268,183

Total liabilities	809,645	834,103

Stockholders’ Equity	739,025	687,050

Total liabilities and stockholders’ equity	$1,548,670	$1,521,153

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES
REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands)	2010	2009	(Decrease)
Revenues
Janitorial	$596,800	$589,146	1.3%
Parking	128,585	113,740	13.1%
Security	87,040	82,123	6.0%
Engineering	88,674	82,502	7.5%
Corporate	274	494	(44.5)%

	$901,373	$868,005	3.8%

Operating Profit
Janitorial	$39,259	$37,610	4.4%
Parking	6,705	6,316	6.2%
Security	3,174	2,279	39.3%
Engineering	6,224	6,097	2.1%
Corporate	(19,604)	(29,305)	33.1%

Operating profit	35,758	22,997	55.5%
Interest expense	1,098	1,428	(23.1)%

Income from continuing operations before income taxes	$34,660	$21,569	60.7%

	Year Ended October 31,		Increase
(In thousands)	2010	2009	(Decrease)
Revenues
Janitorial	$2,337,940	$2,382,025	(1.9)%
Parking	469,398	457,477	2.6%
Security	336,249	334,610	0.5%
Engineering	350,787	305,694	14.8%
Corporate	1,373	2,017	(31.9)%

	$3,495,747	$3,481,823	0.4%

Operating Profit
Janitorial	$140,983	$139,858	0.8%
Parking	22,738	20,285	12.1%
Security	7,487	8,221	(8.9)%
Engineering	21,955	19,658	11.7%
Corporate	(84,324)	(95,915)	12.1%

Operating profit	108,839	92,107	18.2%
Credit losses on auction rate security:
Gross other-than-temporary impairment losses (“OTTI”)	—	3,695	NM *
OTTI recognized in earnings (other comprehensive income)	127	(2,129)	NM *
Interest expense	4,639	5,881	(21.1)%

Income from continuing operations before income taxes	$104,073	$84,660	22.9%

ABM Industries Incorporated and Subsidiaries
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Quarter Ended October 31,		Year Ended October 31,
	2010	2009	2010	2009

Reconciliation of Adjusted Income from Continuing Operations to Net Income

Adjusted Income from Continuing Operations	$22,624	$20,759	$70,541	$68,818
Items Impacting Comparability, net of taxes	(1,186)	(5,473)	(6,671)	(13,328)

Income from Continuing Operations	21,438	15,286	63,870	55,490

Income (Loss) from Discontinued Operations	368	(263)	251	(1,197)

Net Income	$21,806	$15,023	$64,121	$54,293

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted Income from Continuing Operations	$22,624	$20,759	$70,541	$68,818

Items Impacting Comparability:

Corporate Initiatives (a)	—	(3,371)	(1,869)	(20,666)
Acquistion Costs (b)	(716)	—	(2,374)	—
Third-Party Administrator Legal Settlement	—	—	—	9,601
Litigation Contingency	—	—	(5,406)	—
Insurance Adjustments	(1,216)	(5,900)	(1,216)	(9,435)
Credit Loss on Auction Rate Security	—	—	—	(1,566)

Total Items Impacting Comparability	(1,932)	(9,271)	(10,865)	(22,066)
Income Taxes Benefit	746	3,798	4,194	8,738

Items Impacting Comparability, net of taxes	(1,186)	(5,473)	(6,671)	(13,328)

Income from Continuing Operations	$21,438	$15,286	$63,870	$55,490

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$47,933	$41,272	$155,892	$145,482

Items Impacting Comparability	(1,932)	(9,271)	(10,865)	(22,066)
Discontinued Operations	368	(263)	251	(1,197)
Income Tax	(13,222)	(6,283)	(40,203)	(29,170)
Interest Expense	(1,098)	(1,428)	(4,639)	(5,881)
Depreciation and Amortization	(10,243)	(9,004)	(36,315)	(32,875)

Net Income	$21,806	$15,023	$64,121	$54,293

(Continued)
Reconciliation of Adjusted Income from Continuing Operations per Diluted Share to Income from Continuing Operations per Diluted Share

	Quarter Ended October 31,		Year Ended October 31,
	2010	2009	2010	2009

Adjusted Income from Continuing Operations per Diluted Share	$0.43	$0.39	$1.34	$1.33

Items Impacting Comparability, net of taxes	(0.02)	(0.10)	(0.13)	(0.26)

Income from Continuing Operations per Diluted Share	$0.41	$0.29	$1.21	$1.07

Diluted Shares	53,369	52,419	52,908	51,845

(a)
Corporate initiatives and other include: (i) costs associated with the implementation of a new payroll and human resources information system, (ii) the upgrade of the Company’s accounting system, (iii) the completion of the corporate move from San Francisco, and (iv) the integration costs associated with OneSource.

(b)	Includes the write-off of deferred acquisition costs and the expensing of costs incurred related to potential acquistions due to the adoption of an accounting principle.

ABM Industries Incorporated and Subsidiaries
Reconciliation of Estimated Adjusted Income from Continuing Operations per Diluted Share to Income from Continuing Operations per Diluted Share for the Year Ending October 31, 2011

	Year Ending October 31, 2011
	Low Estimate	High Estimate
	(per diluted share)

Adjusted Income from Continuing Operations per Diluted Share	$1.43	$1.53

Adjustments to Income from Continuing Operations (a)	(0.20)	(0.20)

Income from Continuing Operations per Diluted Share	$1.23	$1.33

(a)
Adjustments to income from continuing operations are expected to include transaction and integration costs associated with the acquisition of The Linc Group (TLG) and other unique items impacting comparability.